EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 15, 1995 with respect to the consolidated statement of operations and cash flows of Roche Biomedical Laboratories, Inc. for the year ended December 31, 1994, appearing on page F-2 of the National Health Laboratories Holdings Inc. Registration Statement on Forms S-4/S-3, dated April 25, 1995 (Registration No. 33-58775) filed under the Securities Act of 1933, as amended. We also consent to the reference to us under the "Experts" heading in such Prospectus.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Raleigh, North Carolina
February 25, 1997